EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

BULLETIN!                   BULLETIN!                   BULLETIN!

SuperGen will hold a telephone conference call today, Thursday, October 20, 2005 at 4:30 p.m. (EDT) / 1:30 p.m. (PDT). Dr. James Manuso, President and Chief Executive Officer; Edward Jacobs, Chief Operating Officer; Michael Molkentin, Chief Financial Officer and Audrey Jakubowski, Chief Quality and Regulatory Officer, will discuss issues and answer questions relating to this news release. Those wishing to participate in the call should dial (800) 573-4842 within the United States and (617) 224-4327 internationally at approximately 4:20 p.m. (EDT). The passcode for the call is 90659404. Those who do not wish to participate may listen to the live ‘webcast’ of the conference call by visiting www.supergen.com. Upon conclusion, an audio recording of the call will be available on the website for 90 days.

SuperGen Reports 2005 Third Quarter Financial Results

DUBLIN, Calif., October 20, 2005 - SuperGen Inc. (NASDAQ: SUPG) today reported financial results for the three and nine months ended September 30, 2005.

Total revenues for the 2005 third quarter were $8.6 million compared with $4.9 million for the same prior year period. Total revenues for the 2005 third quarter include $2.5 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $692,000 of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen™ (decitabine for injection). Net product revenue for the 2005 third quarter includes Nipent® (pentostatin for injection) sales of approximately $5.2 million compared with $3.5 million for the same prior year period.

Total costs and operating expenses for the 2005 third quarter were $11.1 million compared with $14.7 million for the same prior year period. The primary reason for the decrease in total costs and operating expenses for the 2005 third quarter was a decrease in development and marketing expenses associated with the Orathecin™ (rubitecan) capsules and Dacogen programs, lower cost of product revenue resulting from a change in product mix and reduced distribution charges offset by an increase in selling, general and administrative expenses associated primarily with additional sales and marketing efforts for Nipent commercialization scale-up efforts with the Company’s European operations.

The Company reported a net loss for the 2005 third quarter of $2.1 million, or $0.04 per share, compared with a net loss of $12.4 million, or $0.27 per share, for the same prior year period. The decrease in the net loss for the 2005 third quarter is due to an increase in net product revenue and revenue from the license agreement with MGI PHARMA, a decrease in overall costs and operating expenses as discussed above and a significant reduction in non-cash items reflected in the same prior year period. The same prior year period included various non-cash items related to convertible debt instruments executed in 2003. The net loss for the 2004 third quarter included non-cash items of $472,000 in interest expense and $2.9 million in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $685,000. Except for a change in valuation of derivatives of $79,000 there were no such non-cash items in the 2005 third quarter.

“SuperGen’s overall operational results continue to improve. Nipent product sales for the quarter and year-to-date period continue to increase while we successfully manage and control our overall operating spends,” stated Ed Jacobs, COO of SuperGen. “We believe that the improved operational performance will carry forward into the fourth quarter of 2005.”

Total revenues for the nine months ended September 30, 2005 were $21.0 million compared with $8.7 million for the same prior year period. Total revenues for the nine months ended September 30, 2005 include $7.4 million of development and license revenue for recognition of deferred revenue related to an upfront payment received and $2.7 million of reimbursable development costs pursuant to the license agreement entered into with MGI PHARMA in September 2004, which granted MGI exclusive rights to the development, manufacture, commercialization and distribution of Dacogen. Net product revenue for the nine months ended September 30, 2005 includes Nipent sales of approximately $9.4 million compared with $6.4 million for the same prior year period.

Total costs and operating expenses for the nine months ended September 30, 2005 were $33.5 million compared with $42.3 million for the same prior year period. The primary reason for the decrease in total costs and operating expenses for the nine months ended September 30, 2005 was a decrease in development and marketing expenses associated with the Orathecin and Dacogen programs, lower cost of product revenue resulting from a change in product mix and reduced distribution charges offset by a slight increase in selling, general and administrative expenses associated primarily with additional sales and marketing efforts for Nipent commercialization scale-up efforts with the Company’s European operations.

The Company reported a net loss for the nine months ended September 30, 2005 of $10.9 million, or $0.21 per share, compared with a net loss of $52.4 million, or $1.21 per share, for the same prior year period.  The decrease in the net loss for the nine months ended September 30, 2005 is due to an increase in net product revenue and revenue from the license agreement with MGI PHARMA, a decrease in overall costs and operating expenses and a significant reduction in non-cash items that were reflected in the same prior year period. The nine months ended September 30, 2004 included various non-cash items related to convertible debt instruments executed in

2003. The net loss for the nine months ended September 30, 2004 also included a non-operating charge of $7.9 million that reflects an other than temporary decline in value in the Company’s equity investment in AVI BioPharma and non-cash items of $3.6 million related to the derivative accounting treatment of initially unregistered warrants issued in connection with the private placement of shares of our common stock completed in March 2004 in accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, $1.9 million in interest expense and $9.8 million in amortization of deemed discount on convertible debt partially offset by the change in the valuation of derivative of $4.1 million. Except for a change in valuation of derivative of $421,000, there were no such non-operating charges or non-cash items for the nine months ended September 30, 2005.

As of September 30, 2005, the Company had approximately $50.8 million in unrestricted cash, cash equivalents and marketable securities.

“In early September 2005 we achieved a major goal. We received an approvable letter from the U.S. Food and Drug Administration or FDA which brings Dacogen that much closer to the patients suffering from Myelodysplastic Syndromes or MDS,” stated Jim Manuso, President and CEO of SuperGen. “We are confident that MGI and SuperGen can provide the information requested by the FDA during the fourth quarter of 2005.”

Corporate events during the 2005 third quarter include:

•                  In September 2005 the Company and MGI announced the receipt of an approvable letter from the FDA for Dacogen. The letter provides that Dacogen is approvable pending the FDA’s review of a requested analysis of the transfusion requirements of patients enrolled in the completed phase III trial, submission of certain other information and completion of labeling discussions.

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the acquisition, rapid development and commercialization of therapies for solid tumors, hematological malignancies and blood disorders. The Company’s website can be found at www.supergen.com.

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Such statements include without limitation statements regarding continuing improvement in SuperGen’s overall results into the fourth quarter of 2005 and beyond, continued increase in Nipent product sales and our confidence that information requested by the FDA can be provided during the fourth quarter of 2005. The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such factors may include, but are not limited to, risks and uncertainties related to regulatory approval of Orathecin and Dacogen, conducting and completing clinical trials and obtaining regulatory approval of our other products and product candidates, and the successful commercialization of our products, if approved. For example, anticipated Nipent demand may be lower than expected due to the introduction of competing drugs or other factors, the analysis by the FDA or EMEA of Dacogen data may take longer than currently anticipated and the data may not support FDA or EMEA approval. Our future revenue, operating expenses and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including the report on Form 10-Q for the quarter ended June 30, 2005. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns	Sharon Weinstein
SuperGen, Inc.	Noonan Russo
Tel: (925) 560-0100 x111	Tel: (212) 845-4271
E-mail: tenns@supergen.com	E-mail: sharon.weinstein@eurorscg.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow....

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
Revenues:
Net product revenue	$5,457	$3,909	$10,096	$7,642
Development and license revenue from MGI PHARMA, Inc.	3,168	1,019	10,110	1,019
Distribution agreement and other revenue	—	—	757	—
Total revenues	8,625	4,928	20,963	8,661

Costs and operating expenses:
Cost of product revenue	736	1,168	1,736	2,915
Research and development	3,571	6,469	11,585	19,147
Selling, general, and administrative	6,761	7,097	20,159	20,240
Total costs and operating expenses	11,068	14,734	33,480	42,302
Loss from operations	(2,443)	(9,806)	(12,517)	(33,641)

Interest income	444	116	1,227	318
Interest expense	—	(472)	—	(1,918)
Amortization of deemed discount on convertible debt	—	(2,879)	—	(9,778)
Other than temporary decline in value of investments	—	—	—	(7,851)
Change in valuation of derivatives	(79)	685	421	467
Net loss	$(2,078)	$(12,356)	$(10,869)	$(52,403)

Basic and diluted net loss per common share	$(0.04)	$(0.27)	$(0.21)	$(1.21)
Weighted average shares used in basic and diluted net loss per common share calculation	51,320	45,904	51,215	43,171

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2005	2004
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$48,989	$38,394
Marketable securities	1,693	18,235
Accounts receivable, net	4,290	4,926
Development revenue receivable from MGI PHARMA, Inc.	346	12,809
Inventories	2,442	3,306
Prepaid expenses and other current assets	1,514	1,403
Total current assets	59,274	79,073

Marketable securities, non-current	157	188
Investment in stock of related parties	812	798
Due from related parties, non-current	57	93
Property, plant and equipment, net	3,106	3,635
Goodwill	731	731
Other intangibles, net	387	677
Restricted cash and investments, non-current	9,649	9,432
Other assets	30	30
Total assets	$74,203	$94,657

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$2,103	$4,644
Derivative liability	1,185	1,607
Payable to AVI BioPharma, Inc.	565	565
Deferred revenue	2,476	11,572
Accrued payroll and employee benefits	2,442	2,129
Total current liabilities	8,771	20,517

Deferred rent	966	927
Total liabilities	9,737	21,444

Stockholders’ equity	64,466	73,213
Total liabilities and stockholders’ equity	$74,203	$94,657